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                                                                     EXHIBIT 5.1

                                   [LETTERHEAD OF
                          STRADLING YOCCA CARLSON & RAUTH]

                                    July 30, 1999


SourcingLink.net, Inc.
650 Castro Street, Suite 210
Mountain View, California 94041

         RE: REGISTRATION STATEMENT ON FORM S-8 (EMPLOYEE STOCK PURCHASE PLAN, 1999 STOCK INCENTIVE PLAN, 1997 STOCK OPTION PLAN, AND STOCK OPTION PLAN)

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by SourcingLink.net, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,200,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's Employee Stock Purchase Plan, 1999 Stock Incentive Plan, 1997 Stock Option Plan, and Stock Option Plan (the "Plans").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 6,200,000 shares of Common Stock, when issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ STRADLING YOCCA CARLSON & RAUTH




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